Exhibit 3(i)(1)


                     F&E RESOURCE SYSTEMS TECHNOLOGY, INC.

                             ARTICLES OF AMENDMENT
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     F&E RESOURCE SYSTEMS TECHNOLOGY, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended by striking out in its entirety Article SECOND of the Charter and inserting in lieu thereof the following:

          SECOND: The name of the Corporation, which is hereinafter called the "Corporation", is:

                               WasteMasters, Inc.

     SECOND: The Charter of the Corporation is hereby amended by striking out in its entirety Paragraph (A) only of Article FIFTH of the Charter and inserting in lieu thereof the following:

          FIFTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 40,000,000 shares of par value of $.01 per share, and an aggregate par value of $400,000, of which 5,000,000 shares shall be shares of Preferred Stock of $.01 par value each, or such other par value set by the Board of Directors (hereinafter called "Preferred Stock") and 35,000,000 shares shall be shares of Common Stock of $.01 par value each (hereinafter called "Common Stock").

     THIRD: The Charter of the Corporation is hereby amended by inserting the following immediately after Article SEVENTH:

          EIGHTH: No holder of stock or any other security of the Corporation shall have any preemptive right to subscribe to or purchase any additional shares of stock of any class, or other securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance, and set the price and any other terms the Board of Directors, in its sole discretion, may fix.

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     FOURTH: (a) The total number of shares of all classes of capital stock of the Corporation heretofore authorized, and the number and par value of the shares of each class of capital stock, are as follows:

          Twenty Million (20,000,000) shares of capital stock of the Corporation divided into:

          One Million (1,000,000) shares of Preferred Stock of One Cent ($.01) par value per share, aggregate par value of Ten Thousand Dollars ($10,000).

          Nineteen Million (19,000,000) shares of Common Stock of One Cent ($.01) par value per share, aggregate par value of One Hundred Ninety Thousand Dollars ($190,000).

          The aggregate par value of all classes of capital stock is Two Hundred Thousand Dollars ($200,000).

          (b) The total number of shares of all classes of capital stock of the Corporation, as increased by this Amendment, and the number and par value of the shares of each class of capital stock, are as follows:

          Forty Million (40,000,000) shares of capital stock of the Corporation divided into:

          Five Million (5,000,000) shares of Preferred Stock of One Cent ($.01) par value per share, aggregate par value of Fifty Thousand Dollars ($50,000).

          Thirty Five Million (35,000,000) shares of Common Stock of One Cent ($.01) par value per share, aggregate par value of Three Hundred Fifty Thousand Dollars ($350,000).

          The aggregate par value of all classes of capital stock is Four Hundred Thousand Dollars ($400,000).

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          (c) The description of each class of capital stock, as provided in
Paragraph (B) of Article FIFTH of the Charter, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption was not amended by these Amendments.

     FIFTH: This foregoing amendments of the Corporation's Charter were duly advised by the Board of Directors and approved by the Stockholders of the Corporation at the Annual Meeting of Stockholders held on May 22, 1996.

          IN WITNESS WHEREOF, F&E Resource Systems Technology, Inc., has caused theses Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary, this 30th day of May, 1996. Each of the undersigned officers of F&E Resource Systems Technology, Inc., acknowledges, under the penalties for perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:                            F&E RESOURCE SYSTEMS
                                    TECHNOLOGY, INC.


/s/ Robert P. Crabb                By: /s/ Paul Williamson
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Robert P. Crabb, Secretary            Paul Williamson, President

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